SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2009

Global Resource Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50944	84-1565820
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1000 Atrium Way, Suite 100
Mount Laurel, New Jersey 08054

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: (856) 767-5665

________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on July 6, 2009, Global Resource Corporation (the “Company”) terminated the employment of Eric Swain, its Chief Executive Officer, and removed him from the Company’s Board of Directors (the “Board”) for cause.  Mr. Swain was not serving on any committee of the Board.

The Company’s Board determined that it had cause to terminate Mr. Swain and remove him from the Board for various reasons, including, among others: (i) failure to distinguish between Company and personal interests; and (ii) lack of, or inadequate, understanding, professionalism, competence and business judgment in his personal conduct and communications with Company stakeholders (i.e., stockholders, the Board, media and external consultants) after repeated notification from the Board of Directors.

The Company is providing Mr. Swain with the opportunity to furnish the Company as promptly as possible a letter addressed to the Company stating whether he agrees with the foregoing statements made by the Company under this Item 5.02 and, if not, stating the respects in which he does not agree.  The Company will file any such letter received by it from Mr. Swain as an exhibit by an amendment to this Form 8-K within two business days after receipt by the Company.

Upon Mr. Swain’s removal, effective July 6, 2009, the Board appointed Peter A. Worthington, a current director of the Company and its Interim Chairman of the Board, to the position of Chief Executive Officer.  Compensation for Mr. Worthington serving in the Chief Executive Officer capacity has not yet been determined.

Mr. Worthington is 56 years old and has been a director of the Company since August 13, 2008. From February 2008 to the present Mr. Worthington has been self-employed as a consultant in the oil and gas industry. From January 2004 through December 2007 Mr. Worthington was Vice President-Global Business Development (Petroleum) for BHP Billiton, plc, a natural resources extraction and development company with world-wide operations in more than 25 countries and employing more than 38,000 persons. From January 2002 through December 2004, Mr. Worthington was Vice President-Algeria Assets (Petroleum) with BHP Billiton. During his career Mr. Worthington also served as a director or officer of various BHP wholly-owned subsidiaries. Mr. Worthington graduated from Australian National University in 1975 with a Bachelor of Laws degree and a Bachelor of Economics degree.

There are no family relationships between Mr. Worthington and any of the other executive officers and directors of the Company.

Mr. Worthington also owns LP (Origination) Limited (“LP”), a company incorporated in the United Kingdom.  On October 1, 2008, the Company and LP entered into a consulting agreement with an effective date of August 1, 2008, pursuant to which LP agreed to perform management advisory and strategic planning services for a term ending on February 1, 2009, in return for a payment of $90,000 and the issuance of 100,000 shares of the Company’s common stock valued at $149,000 using the average of the closing bid and ask price of our common stock on that day as reported by the Pink Sheets. On September 30, 2008, we paid $50,000 to LP with the remaining $40,000 payment paid in November 2008.

On May 11, 2009, the Company entered into another Consulting Agreement with LP with an effective date of April 7, 2009, pursuant to which LP agreed to perform management advisory, strategic planning and other consulting services as the Company may request from time to time for a term ending on April 6, 2010, in return for (i) a payment of $100,000 conditioned upon and to be paid after the consummation of a specified amount of sales have been made that exploits the Company’s patent pending microwave technologies and for which LP had some significant involvement as set forth in the Consulting Agreement and (ii) the immediate entitlement to and subsequent issuance of 300,000 shares of the Company’s Common Stock, which shares were ultimately issued on May 12, 2009.  The latest Consulting Agreement may be renewed by either party for an additional one year term by notice not less than 30 days before expiration upon mutually acceptable terms and conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Resource Corporation

Dated: July 10, 2009	By: /s/ Peter A. Worthington
Peter A. Worthington
Chief Executive Officer and
Interim Chairman of the Board